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Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini Chief Executive Officer 949-250-7781	February 27, 2003

CALC Reports Profitable Fourth Quarter and Year End Results

        IRVINE, California—California Coastal Communities, Inc. (NASDAQ:CALC) reported net income of $100,000 or $.01 per share for the three months ended December 31, 2002. The fourth quarter results reflect gross operating profit of $3.0 million from deliveries of 67 homes at the Company's homebuilding projects in Yucaipa and North Corona, California and $100,000 of income from unconsolidated joint ventures. This income was partially offset by $2.1 million of selling, general and administrative expenses, $400,000 of other expense and $500,000 of income tax expense. The selling, general and administrative expenses for the recent quarter are higher than normal due to approximately $800,000 of non-cash compensation expense recorded as required by variable accounting for repriced stock options. The other expense primarily reflects holding and other period costs for the Company's Bolsa Chica project.

        The recent quarter's results were not as favorable as operations for the fourth quarter of 2001, when the Company had net income of $4.6 million, or $.45 per share, which included non-recurring other income of $3.7 million and income of $1.0 million from the Company's unconsolidated Fairbanks Highlands joint venture, which was substantially completed in 2001. The absence of these income items in 2002, along with the $800,000 of stock options expense described above and a $700,000 increase in the income tax provision, were partially offset by a $2.3 million improvement in gross operating profit in the fourth quarter of 2002 as compared to the prior year's fourth quarter.

        The Company reported $19.6 million in revenues for the fourth quarter of 2002 from an aggregate of 67 home deliveries, including 28 at Yucaipa and 39 at North Corona, as compared to $6.3 million in revenues from 18 home deliveries at the Escondido and Yucaipa projects for the comparable 2001 period. The current quarter gross margin of 15%, which reflects sales at the Yucaipa and North Corona projects, is higher than the margin of 11% for the fourth quarter of 2001, which primarily reflected sales at the Yucaipa project, due to the relatively higher margin achieved at the North Corona project in 2002.

        The Company also reported net income of $1.7 million, or $.17 per share—basic, for the year ended December 31, 2002. These results reflect $4.5 million of gross operating profit from delivery of 117 homes, income of $900,000 from the Company's unconsolidated joint ventures, and an $800,000 income tax benefit, all partially offset by $4.2 million of selling, general and administrative expenses. The selling, general and administrative expenses include the $800,000 of non-cash stock options expense discussed above. The income tax benefit includes a benefit from a $1.4 million reduction in reserves for estimated state income tax liabilities for prior years.

        The full year results for 2002 are less profitable than the comparable period of 2001 when the Company reported net income of $11.1 million, or $1.10 per share. For the year ended December 31, 2001, the Company reported gross operating profit of $6.1 million, reflecting the delivery of 90 homes at the Company's Escondido, Huntington Beach and Yucaipa homebuilding projects. Prior year results also reflect $3.7 million of income from unconsolidated joint ventures, non-recurring other income items of approximately $3.8 million ($6.2 million demutualization proceeds, partially offset by $2.4 million of changes in estimates for indemnity and environmental obligations and retirement benefits) and a $5.5 million income tax benefit resulting from reductions in contingent federal and state tax liabilities. These income items were partially offset by $3.2 million of selling, general and administrative expenses and a $4.5 million income tax provision.

        The Company reported $32.8 million in revenues for the full year 2002, reflecting the delivery of 117 homes at the Company's homebuilding projects, as compared to $39.0 million in revenues during 2001, which reflects the delivery of 90 homes. The decrease in the average price of homes sold from $433,000 during 2001 to $280,000 during 2002 reflects the lower price ranges commanded by homebuilding operations in the "Inland Empire" (Riverside and San Bernardino counties) in 2002 in comparison to homebuilding operations in Orange County and San Diego County in 2001. The gross margin for 2002 was 14%, reflecting the aggregate margin on the Yucaipa and North Corona projects, as compared to the gross margin of 16% for the prior year, primarily reflecting home deliveries at the Rancho San Pasqual and Sandover projects, which had lower land cost bases. The 15% gross margin for the fourth quarter of 2002 is favorable to the 14% gross margin for the full year of 2002, due to a higher percentage of deliveries at the North Corona project.

        As of December 31, 2002, the Company had internally financed approximately $15 million of net investments in homebuilding projects in the Inland Empire. These projects are expected to generate approximately $18 million of positive cash flows during the next 24 months, based on present economic conditions and market assumptions.

        The nature of the Company's business, including its limited inventory of buildable lots, is such that the timing of home closings at individual projects often causes significant fluctuations in operating results from quarter to quarter and from year to year. All three of the Company's active homebuilding projects are located in the "Inland Empire" area of southern California, which includes Riverside and San Bernardino counties. The Inland Empire has experienced significant population and job growth in the past decade. While continued growth is expected, partially due to the limited supply of affordably priced housing in coastal areas such as Orange County, there can be no assurance that economic, demographic or other factors will not slow, diminish or cause such growth to discontinue. The Company is continuing to pursue lot acquisition opportunities throughout southern California.

        The 208-acre Bolsa Chica mesa, which overlooks the Pacific Ocean, is the Company's principal asset, representing 81% of total assets at December 31, 2002. It has required and continues to require significant investments for entitlement and land development activities. As reported on July 23, 2002, Orange County's Board of Supervisors upheld the Planning Commission's approval of the Company's site plan for development of 379 single-family homes on the upper mesa of the Company's Bolsa Chica property. This development plan also requires approval by the California Coastal Commission. The Company submitted a Coastal Development Permit ("CDP") application for this plan to the Coastal Commission in November 2002. The Company is currently responding to comments from the Coastal Commission staff to have its CDP application deemed complete and currently expects the Coastal Commission to hold a public hearing on the CDP later this year.

        The Bolsa Chica Land Trust and other environmental groups have periodically suggested that the Company consider selling the Bolsa Chica Mesa to a nonprofit corporation or the State of California. Historically, there has been no source of funding to finance such a transaction. However, on November 5, 2002 a $3.4 billion bond measure on California's ballot known as Proposition 50 and entitled the "Water Quality, Supply and Safe Drinking Water Projects. Coastal Wetlands Purchase and Protection. Bonds." was approved by the voters. The bond initiative includes an unquantified line item for the State of California to pursue the acquisition of all or a part of the Bolsa Chica Mesa. While the state has indicated it will conduct an appraisal of the Bolsa Chica Mesa, there can be no assurances that the Company will ever receive an offer from the State for the Bolsa Chica Mesa; reach a mutually acceptable agreement on price and terms; or that a sale transaction will ever be completed.

        The Company believes that the Bolsa Chica Mesa can ultimately be developed and will realize an amount that is substantially more than the $151.9 million book value presently reflected in the Company's financial statements, although there can be no assurance in that regard. The Company also believes that the current and historic public trading prices of the Company's common stock have not adequately reflected the Mesa's true value. From time to time, the Company has received outside appraisals on an "as developed basis" which have supported the Company's beliefs. Therefore, the Company has no present intention of selling the Mesa to the State at any price that is not substantially in excess of present book value.

        The Company is a residential land development and homebuilding company operating in Southern California. The Company's principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns 208 acres on the Bolsa Chica mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, CA, along with an additional 100 acres on the Huntington mesa at Bolsa Chica. Hearthside Homes recently completed 86 homes in the Chapman Heights master-planned golf-course community in Yucaipa, CA, and is currently building 176 homes in the Providence Ranch community in Riverside County, CA, 84 homes in the Victoria Grove community in Riverside County and 77 homes at an infill project in Chino, CA.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

        Certain of the foregoing information contains forward-looking statements that relate to future events or the Company's future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of litigation, regulatory approval processes or administrative proceedings (including, but not limited to ongoing administrative proceedings related to the Company's principal asset, the Bolsa Chica Mesa), cash flows or sales, the Company's ability to acquire residential lots in order to continue homebuilding operations, the possible negotiation of a sale transaction with the State of California and the ability to realize a sales price for the Bolsa Chica Mesa that is substantially in excess of book value, and other statements contained herein that are not historical facts.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC

STATEMENT OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Revenues	$19.6	$6.3	$32.8	$39.0
Costs of sales	16.6	5.6	28.3	32.9

Gross operating profit	3.0	.7	4.5	6.1
Selling, general and administrative expenses	2.1	.9	4.2	3.2
Interest expense	—	.1	.2	.3
Income from unconsolidated joint ventures	(.1)	(1.0)	(.9)	(3.7)
Other (income) expense, net	.4	(3.7)	.1	(3.8)

Income before income taxes	.6	4.4	.9	10.1
Provision (benefit) for income taxes (a) & (b)	..5	(.2)	(.8)	(1.0)

Net income	$.1	$4.6	$1.7	$11.1

Earnings per common share-basic	$.01	$.45	$.17	$1.10

Earnings per common share-diluted	$.01	$.45	$.16	$1.10

Weighted average common shares outstanding-basic	10.1	10.1	10.1	10.1

Weighted average common shares outstanding-diluted	10.8	10.1	10.8	10.1

(a)
The provision (benefit) for income taxes reflects reductions in reserves of $0, 2.3 million, $1.4 million and $5.5 million, respectively, for the three months ended December 31, 2002 and 2001, and the years ended December 31, 2002 and 2001.

(b)
The provision for income taxes for the fourth quarter of 2002 includes approximately $.3 million to reflect an increase in the deferred tax asset valuation allowance primarily due to non-cash stock options expense. A valuation allowance is recorded when uncertainties preclude the Company from determining that it is more likely than not that the Company will generate sufficient taxable income to realize such deferred tax asset.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

	December 31, 2001	December 31, 2002
ASSETS
Cash and cash equivalents	$8.7	$9.2
Short-term investments — available for sale	7.5	—
Restricted cash equivalents	1.5	—
Real estate held for current development or sale	14.0	25.0
Land held for future development	147.1	151.9
Other assets	1.4	1.5

Total Assets	$180.2	$187.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued liabilities	$2.9	$5.0
Project debt	3.1	9.8
Other liabilities	15.2	12.9

Total liabilities	21.2	27.7
Stockholders' equity (a)	159.0	159.9

	$180.2	$187.6

Shares outstanding (b)	10.1	10.1
Book value per share (b)	$15.74	$15.83
(a)
Increase primarily reflects net income of $1.7 million, the recognition of $700,000 in tax benefits from reductions in the deferred tax asset valuation allowances on pre-Reorganization tax loss carryforwards, and $800,000 from variable accounting for stock options. These items were partially offset by $2.3 million of other comprehensive loss related to a reclassification adjustment for gains on sales of short-term investments included in net income and an increase in accrued pension liability.

(b)
Does not reflect potential exercise of outstanding stock options to purchase 754,996 shares.

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  Exhibit 99.1
CALC Reports Profitable Fourth Quarter and Year End Results
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
CALIFORNIA COASTAL COMMUNITIES, INC STATEMENT OF OPERATIONS (in millions, except per share amounts)
CALIFORNIA COASTAL COMMUNITIES, INC. BALANCE SHEETS (in millions, except per share amounts)